Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD QUARTER 2015 RESULTS

Adjusted earnings in line with expectations

PERRYSBURG, Ohio (Oct. 27, 2015) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ending Sept. 30, 2015.

•      Third quarter 2015 earnings from continuing operations attributable to the Company were $0.11 per share (diluted) compared with $0.37 per share in the same period of 2014. Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.57 per share, in line with management guidance. These results compared with $0.75 per share in the same period of 2014 and $0.60 per share on a constant currency basis.

•      On Sept. 1, 2015, the Company completed the acquisition of the food and beverage glass container business of Vitro, S.A.B. de C.V. The $2.15 billion transaction included operations in Mexico, Bolivia and the U.S. In 2016, the acquisition is expected to contribute $0.30 in earnings per share and generate substantial free cash flow.

•      Year-over-year volumes were up nearly 4 percent on a global basis. Excluding the acquisition, volumes were on par with prior year.

•      Segment operating profit declined $49 million, or $9 million on a constant currency basis. The decline was largely attributed to Europe, which faced pricing pressure and elevated engineering activity. Improving operational performance in Asia Pacific more than offset currency headwinds in the region. The acquisition contributed $14 million of segment operating profit in the quarter.

•      Retained corporate and other costs improved by $10 million compared with the prior year third quarter. This was primarily driven by lower pension expense, reduced management incentive accruals and favorable currency hedges.

Commenting on the Company’s third quarter results, Chairman and Chief Executive Officer Al Stroucken said, “We had good underlying performance in the quarter, with increased profitability in Asia Pacific and Latin America in constant currency. Operating results in Europe were in line with expectations, but impacted by the delay of a substantial energy credit. We accelerated engineering activity in North America to reduce long term costs, setting the stage for increased profitability in the future. We are pleased to have completed the acquisition of Vitro’s food and beverage business earlier than expected and are making excellent progress with the integration.”

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations. In constant currency terms, the prior year amount reflects January through September 2015 exchange rates. See the table entitled Reconciliation to Adjusted Earnings and Constant Currency in this release.

	Three months ended Sept 30		Nine months ended Sept 30
(Dollars in millions, except per share amounts and operating profit margin)	2015	2014	2015	2014

Net sales	$1,566	$1,745	$4,530	$5,181
Segment operating profit	199	248	554	728
Segment operating profit margin	12.8%	14.3%	12.4%	14.1%
Earnings attributable to the Company from continuing operations	18	61	131	297
Earnings per share from continuing operations (diluted)	$0.11	$0.37	$0.81	$1.79

Adjusted earnings (non-GAAP)	92	124	261	360
Adjusted earnings per share (non-GAAP)	$0.57	$0.75	$1.60	$2.17
Adjusted earnings per share on a constant currency basis (non-GAAP)	—	$0.60	—	$1.75

Net sales in the third quarter of 2015 were $1.6 billion, down $179 million from the prior year third quarter. Price was essentially flat on a global basis, with higher prices in Latin America largely offset by lower prices in North America and Europe. Adverse currency translation due to the stronger U.S. dollar caused an approximate $240 million decline in net sales. The Company benefited from the addition of $61 million in sales from the newly acquired food and beverage business.

Global sales volume increased by nearly 4 percent year over year. Excluding the acquired business, global shipments were on par with prior year. Shipments in Europe increased 2 percent, driven by higher beer sales, and Asia Pacific shipments were equal to the prior year quarter.

Including the newly acquired business, volume in Latin America increased nearly 16 percent, and shipments in North America improved by 2 percent. Excluding the acquisition, Latin America sales volume declined 4 percent, primarily due to the decline reported in Brazil.  Excluding beer, shipments in Brazil were flat compared to prior year. Ongoing weak megabeer trends brought North America sales volume down 1 percent, excluding the acquisition.

Segment operating profit was $199 million in the third quarter, $49 million lower than prior year, primarily due to the strength of the U.S. dollar compared with the Euro, the Brazilian real and the Colombian peso. On a constant currency basis, segment operating profit was down $9 million as earnings improved in Asia Pacific and Latin America, yet declined in Europe and North America. The acquisition contributed $14 million of segment operating profit, reflected in Latin America and North America.

Excluding the impact of foreign currency, Asia Pacific’s operating profit increased more than 35 percent compared to the prior year third quarter due to cost reduction efforts and the favorable impact of prior restructuring actions.

On a constant currency basis, Latin America’s operating profit increased $9 million compared with prior year third quarter. The contribution of the acquired business in Mexico and Bolivia more than offset the adverse impact of lower shipments elsewhere in the region.

Europe’s operating profit declined $36 million, with nearly half of the decrease caused by devaluation of the Euro. Similar to the trend experienced in the first half of 2015, average selling prices in Europe were approximately 1 percent lower year on year due to competitive pressures, primarily in the south. Europe reported more production downtime as compared to the prior year due to engineering activities associated with ongoing asset optimization. These investments also drove a year-on-year increase in depreciation. Due to legislative delays, Europe did not receive an $8 million energy credit expected in the quarter.

Despite continued productivity gains, North America reported a $5 million decline in operating profit. Results were impacted by planned furnace rebuild activity, incremental investments the Company made to improve its cost structure and a weaker Canadian dollar.

Net interest expense(2) in the quarter was consistent with the same period of 2014. The positive impacts of debt refinancing and the currency impact on Euro-denominated debt were offset by acquisition-related interest expense.

The effective tax rate on adjusted earnings was 27 percent. The tax rate was higher than prior year, reflecting timing issues associated with the set-up of the optimal legal structure for the acquired operations in Mexico.

In the quarter, the acquisition reduced adjusted earnings per share by approximately $0.03. This was modestly better than expectations. The acquisition’s contribution to segment operating profit was more than offset by incremental interest and tax expense. The acquisition is expected to be neutral to earnings in the fourth quarter, and then to become accretive in 2016.

Earlier this month, the Company announced that COO Andres Lopez has been named CEO effective Jan. 1, 2016.  Commenting on the Company’s outlook for the fourth quarter, Lopez said, “While we expect current economic and industry trends, including currency headwinds, to continue in the fourth quarter, we anticipate gains in sales and production volume. We will continue to integrate Vitro’s former food and beverage business, and work on stabilizing and improving business performance.”

Due to additional currency impact, the Company now expects adjusted EPS for full year 2015 to be approximately $2.00. The Company expects free cash flow to be approximately $200 million for the year, based on currency rates at the end of the third quarter. Because the majority of the Company’s free cash flow is generated in the fourth quarter, the amount will be heavily influenced by year-end currency rates.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.8 billion in 2014. Following the acquisition of Vitro’s food and beverage business, the company now employs approximately 27,000 people at 81 plants in 23 countries. With global headquarters in Perrysburg, Ohio, U.S., O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

(2)  Excluding charges of $14 million during the third quarter of 2015 for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Learn more about the reasons to choose glass and join the movement at glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings and adjusted EPS relates to net earnings from continuing operations attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-looking statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, to maintain on existing terms the permits, licenses and other approvals required for the Vitro Business to operate as currently operated, and to realize the expected synergies from the Vitro Acquisition, (2) risks related to the impact of integration of the Vitro Acquisition on earnings and cash flow, (3) risks associated with the significant transaction costs and additional indebtedness that the Company expects to incur in financing the Vitro Acquisition, (4) the Company’s ability to realize expected growth opportunities and cost savings from the Vitro Acquisition, (5) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real, Mexican peso, Colombian peso and Australian dollar, (6) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (7) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (8) consumer preferences for alternative forms of packaging, (9) cost and availability of raw materials, labor, energy and transportation, (10) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (11) consolidation among competitors and customers, (12) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (13) unanticipated expenditures with respect to environmental, safety and health laws, (14) the

Company’s ability to further develop its sales, marketing and product development capabilities, and (15) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

Conference call scheduled for October 28, 2015

O-I CEO Al Stroucken, COO Andres Lopez and acting CFO John Haudrich will conduct a conference call to discuss the Company’s latest results on Wednesday, Oct. 28, 2015, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on Oct. 28. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 – O-I Investor Relations
Kristin Kelley, 567-336-2395 – O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s fourth quarter 2015 earnings conference call is currently scheduled for Tuesday, Feb. 9, 2016, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2015	2014	2015	2014

Net sales	$1,566	$1,745	$4,530	$5,181
Cost of goods sold	(1,290)	(1,408)	(3,712)	(4,165)

Gross profit	276	337	818	1,016

Selling and administrative expense	(109)	(118)	(351)	(382)
Research, development and engineering expense	(15)	(15)	(46)	(47)
Interest expense, net	(67)	(53)	(188)	(161)
Equity earnings	17	13	46	48
Other expense, net	(44)	(73)	(59)	(70)

Earnings from continuing operations before income taxes	58	91	220	404

Provision for income taxes	(33)	(23)	(73)	(89)

Earnings from continuing operations	25	68	147	315

Loss from discontinued operations	(1)	(1)	(3)	(22)

Net earnings	24	67	144	293

Net earnings attributable to noncontrolling interests	(7)	(7)	(16)	(18)

Net earnings attributable to the Company	$17	$60	$128	$275

Amounts attributable to the Company:
Earnings from continuing operations	$18	$61	$131	$297
Loss from discontinued operations	(1)	(1)	(3)	(22)
Net earnings	$17	$60	$128	$275

Basic earnings per share:
Earnings from continuing operations	$0.11	$0.37	$0.81	$1.80
Loss from discontinued operations	(0.01)		(0.02)	(0.13)
Net earnings	$0.10	$0.37	$0.79	$1.67

Weighted average shares outstanding (thousands)	160,730	164,798	161,284	164,821

Diluted earnings per share:
Earnings from continuing operations	$0.11	$0.37	$0.81	$1.79
Loss from discontinued operations	(0.01)		(0.02)	(0.13)
Net earnings	$0.10	$0.37	$0.79	$1.66

Diluted average shares (thousands)	161,612	166,138	162,264	166,187

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	Sept 30, 2015	December 31, 2014	Sept 30, 2014

Assets
Current assets:
Cash and cash equivalents	$270	$512	$264
Receivables	1,108	744	1,042
Inventories	1,023	1,035	1,112
Prepaid expenses	87	80	105
Total current assets	2,488	2,371	2,523

Property, plant and equipment, net	2,874	2,445	2,499
Goodwill	2,797	1,893	1,960
Other assets	1,395	1,134	1,162

Total assets	$9,554	$7,843	$8,144

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$250	$488	$1,065
Current portion of asbestos-related liabilities	143	143	150
Accounts payable	1,004	1,137	1,027
Other liabilities	527	560	544
Total current liabilities	1,924	2,328	2,786

Long-term debt	5,609	2,957	2,422
Asbestos-related liabilities	235	292	226
Other long-term liabilities	908	991	887
Share owners’ equity	878	1,275	1,823

Total liabilities and share owners’ equity	$9,554	$7,843	$8,144

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Nine months ended September 30
Unaudited	2015	2014
Cash flows from operating activities:
Net earnings	$144	$293
Loss from discontinued operations	3	22
Non-cash charges
Depreciation and amortization	296	342
Pension expense	22	38
Restructuring, asset impairment and related charges	57	79
Cash Payments
Pension contributions	(13)	(25)
Asbestos-related payments	(58)	(72)
Cash paid for restructuring activities	(20)	(45)
Change in components of working capital	(326)	(312)
Other, net(a)	1	(111)
Cash provided by continuing operating activities	106	209
Cash utilized in discontinued operating activities	(3)	(22)
Total cash provided by operating activities	103	187

Cash flows from investing activities:
Additions to property, plant and equipment	(299)	(290)
Acquisitions, net of cash acquired	(2,342)
Other, net	3	21
Cash utilized in investing activities	(2,638)	(269)

Cash flows from financing activities:
Changes in borrowings, net	2,522	17
Issuance of common stock	1	5
Treasury shares purchased	(100)	(12)
Distributions paid to noncontrolling interests	(13)	(37)
Payment of finance fees	(88)
Cash provided by (utilized in) financing activities	2,322	(27)
Effect of exchange rate fluctuations on cash	(29)	(10)
Decrease in cash	(242)	(119)
Cash at beginning of period	512	383
Cash at end of period	$270	$264

(a)         Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended Sept 30		Nine months ended Sept 30
Unaudited	2015	2014	2015	2014
Net sales:
Europe	$605	$709	$1,809	$2,205
North America	520	517	1,520	1,543
Latin America	265	313	677	826
Asia Pacific	162	197	478	584

Reportable segment totals	1,552	1,736	4,484	5,158

Other	14	9	46	23
Net sales	$1,566	$1,745	$4,530	$5,181

Segment operating profit(a):

Europe	$68	$104	$181	$300
North America	61	66	214	214
Latin America	51	61	108	155
Asia Pacific	19	17	51	59

Reportable segment totals	199	248	554	728

Items excluded from segment operating profit:
Retained corporate costs and other	(10)	(20)	(49)	(79)
Items not considered representative of ongoing operations (b)	(64)	(84)	(97)	(84)

Interest expense, net	(67)	(53)	(188)	(161)
Earnings from continuing operations before income taxes	$58	$91	$220	$404

Segment operating profit margin(c):

Europe	11.2%	14.7%	10.0%	13.6%
North America	11.7%	12.8%	14.1%	13.9%
Latin America	19.2%	19.5%	16.0%	18.8%
Asia Pacific	11.7%	8.6%	10.7%	10.1%

Reportable segment margin totals	12.8%	14.3%	12.4%	14.1%

(a)

Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Reference reconciliation to adjusted earnings and constant currency.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

In connection with the Vitro food and beverage glass container business acquisition on September 1, 2015, the Company has renamed the former South America segment to the Latin America segment. This change in segment name was made to reflect the addition of the Vitro operations in Mexico and Bolivia into the former South America segment.  The acquired Vitro food and beverage glass container distribution business located in the United States is included in the North American operating segment.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended Sept 30		Nine months ended Sept 30
Unaudited	2015	2014	2015	2014

Earnings from continuing operations attributable to the Company	$18	$61	$131	$297
Items impacting equity earnings		5	5	5
Items impacting other expense, net:
Restructuring, asset impairment and other charges	41	71	64	71
Strategic transaction costs	13		19
Items impacting cost of goods sold:
Restructuring, asset impairment and related charges		8		8
Acquisition-related fair value inventory adjustments	10		10
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	14		42
Items impacting income tax:
Net benefit for income tax on items above	(4)	(20)	(10)	(20)
Items impacting net earnings (loss) attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above		(1)		(1)
Total adjusting items	74	63	130	63

Adjusted earnings	$92	$124	$261	$360

Currency effect on earnings (2014 only)(1)		$(24)		$(68)

Earnings on a constant currency basis (2014 only)		$100		$292

Diluted average shares (thousands)	161,612	166,138	162,264	166,187

Earnings per share from continuing operations (diluted)	$0.11	$0.37	$0.81	$1.79
Adjusted earnings per share	$0.57	$0.75	$1.60	$2.17
Adjusted earnings per share on a constant currency basis		$0.60		$1.75

(1)   Currency effect on earnings determined by using month-end foreign currency exchange rates in the third quarter of 2015 to translate third quarter 2014 local currency results.